CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-163115 on Form N-1A of our report dated December 23, 2010, relating to the financial statements and financial highlights of Capital Private Client Services Funds, comprising the Capital Core Municipal Fund, Capital Short-Term Municipal Fund, Capital California Core Municipal Fund, Capital California Short-Term Municipal Fund, and Capital Core Bond Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February14, 2011